Exhibit 99.1

NEXSTAR MEDIA GROUP REPORTS RECORD FIRST QUARTER NET REVENUE OF $1.26 BILLION

Q1 Consolidated Net Revenue Drives Operating Income of $204 Million, Net Income of $88 Million,

Consolidated Adjusted EBITDA of $491 Million and Attributable Free Cash Flow of $383 Million

Returned $225 Million to Shareholders in Q1

IRVING, Texas – May 9, 2023 – Nexstar Media Group, Inc. (NASDAQ: NXST) (“Nexstar” or “the Company”) today reported financial results for the first quarter ended March 31, 2023 as summarized below:

Summary 2023 First Quarter Highlights

NEXSTAR - CONSOLIDATED(1)

	Three Months Ended March 31,		%
($ in millions)	2023	2022	Change
Core Advertising Revenue	$417	$428	(2.6)
Political Advertising Revenue	8	24	(66.7)
Total Television Advertising Revenue	$425	$452	(6.0)

Distribution Revenue	728	668	+9.0
Digital Revenue	92	79	+16.5
Other Revenue	12	11	+9.1
Net Revenue	$1,257	$1,210	+3.9

Income from Operations	$204	$329	(38.0)

Net Income	$88	$252	(65.1)

Adjusted EBITDA(2), (3)	$491	$645	(23.9)
Adjusted EBITDA Margin(4)	39.1%	53.3%

Attributable Free Cash Flow(2), (3)	$383	$562	(31.9)

NEXSTAR - EXCLUDING THE CW NETWORK, LLC (“Nexstar, Ex-The CW”)(1)
Net Revenue	$1,200	$1,210	(0.8)

Adjusted EBITDA(2), (3)	$566	$645	(12.2)
Adjusted EBITDA Margin(4)	47.2%	53.3%

Free Cash Flow(2), (3)	$438	$562	(22.1)

(1)
On September 30, 2022, Nexstar completed its acquisition of a 75% ownership interest in The CW Network, LLC (“The CW”). Nexstar – Consolidated refers to all of the Company’s operations while Nexstar, Ex-The CW refers to the Consolidated results without The CW operations and eliminations. Management believes this presentation to be useful to investors as an indicator of our assets’ operating performance as we are undertaking initiatives to improve the profitability of The CW. See the “Definitions and Disclosures Regarding Non-GAAP Financial Information” section of this press release for more information.
(2)
Definitions and disclosures regarding non-GAAP financial information including reconciliations are included at the end of the press release. Beginning in the fourth quarter of 2022, Nexstar defined Adjusted EBITDA and Free Cash Flow as metrics excluding transaction and one-time expenses. As such, Adjusted EBITDA Before Transaction and Other One-Time Expenses and Free Cash Flow Before Transaction and Other One-Time Expenses descriptions are no longer presented.
(3)
For the three months ended March 31, 2023, these metrics exclude the portion of our distribution from Television Food Network, G.P. (“TV Food Network”) related to the net proceeds of an accounts receivable securitization.
(4)
Adjusted EBITDA margin is Adjusted EBITDA as a percentage of net revenue.

Nexstar Media Group, Inc. 05/09/2023	page 2

CEO Comment

Perry A. Sook, Chairman and Chief Executive Officer of Nexstar Media Group, Inc. commented, “Nexstar’s first quarter financial results once again outperformed consensus expectations across all key financial metrics including net revenue, Adjusted EBITDA and attributable free cash flow. All-time high quarterly distribution revenue and the benefit of The CW acquisition more than offset the cyclical year-over-year decline in political and Olympic advertising, resulting in record first quarter net revenues for the Company. We returned nearly 60% of first quarter attributable free cash flow to shareholders in the form of dividends and share repurchases.

“In addition to posting another strong quarter of financial results, we continue to execute our strategy focused on leveraging our linear, digital, mobile and streaming assets and capabilities in new ways to drive increased monetization and growth across the portfolio. We are also driving strong momentum across our organic growth initiatives. NewsNation remains the fastest growing cable news network with Q1 2023 marking its highest audience delivery to date. As we expand our programming on the network, it continues to be validated by industry watchdog groups as non-biased and a reliable source of news. We’re also making continued progress on our plan for The CW with key personnel appointments, further overhead cost reductions and new programming additions, including our exclusive multi-year partnership with LIV Golf.

“We are excited about the opportunities in front of us and remain confident in our near and long-term strategies, the quality of our assets, the strength of our financial position and our ability to create new value for shareholders. Nexstar’s portfolio of local and national media assets provide nationwide reach with local activation at a greater scale than any other broadcast network owner, creating a differentiated and highly attractive multi-media platform for advertisers and brands seeking direct consumer engagement in an increasingly fragmented marketplace. Looking forward, we expect 2023 will continue to benefit from recently renegotiated distribution contracts representing more than half of our subscribers at the end of last year, while 2024 will see strong upside from presidential election year political advertising and additional distribution contract renewals later this year.”

First Quarter 2023 Operating Highlights

•
Nexstar’s Board of Directors approved a 50% increase in the quarterly cash dividend to $1.35 per share of its common stock, marking the Company’s tenth consecutive annual dividend increase.
•
Delivered record first quarter return of capital to shareholders of $225 million in the form of share repurchases and dividends.
•
Reached multi-year agreements with YouTube TV to renew and extend carriage of The CW Network’s affiliated stations across the country, Nexstar’s 40 CBS-affiliated stations and NewsNation, as well as the launch of carriage, for the first time, of Nexstar’s 59 CW, MyNetworkTV, and independent stations on the platform.
•
Created a new advertising sales structure and hired a new leadership team led by Chief Revenue Officer Michael Strober to implement Nexstar’s new data and technology-driven, multi-platform strategy and accelerate the monetization of the Company’s platform.
•
Made continued progress on the plan for The CW, including appointing key personnel, reducing overhead costs and adding new programming, such as the “100 Days to Indy” docuseries and an exclusive multi-year agreement with LIV Golf.
•
Increased programming, added key journalists and expanded roster of political, legal, national security and medical contributors at NewsNation, America’s fastest growing cable news network. Nexstar also launched all-new NewsNation connected-television apps on a variety of major OTT/CTV platforms.
•
Launched NextGen TV (ATSC 3.0) in three additional markets including San Francisco, CA, Des Moines, IA, and Rochester, NY.

Nexstar Media Group, Inc. 05/09/2023	page 3

•
Celebrated Women’s History Month and International Women’s Day through its “Remarkable Women” initiative, the Company’s annual nationwide campaign spotlighting the stories of local women in its markets who are making a positive difference in their local communities.

First Quarter 2023 Financial Highlights

•
Record first quarter net revenue of $1.26 billion increased 3.9% from the prior year quarter.
o
Revenue growth was driven by The CW acquisition of which closed on September 30, 2022 as well as growth in distribution revenues, which more than offset a decline in television advertising, due primarily to the absence of mid-term election political and Olympics advertising, as well as continued softness in the advertising market primarily due to national advertising.
o
66% of Nexstar’s first quarter net revenue was generated by distribution, digital and other revenue sources.
o
Excluding political advertising revenue, net revenue increased 5.3% year-over-year.
•
Record quarterly distribution revenue of approximately $728 million increased 9.0% versus prior year.
o
Revenue growth was driven by the renewal of distribution agreements in 2022 on improved terms and annual rate escalators, as well as growth in virtual MVPD revenue and the inclusion of The CW, which more than offset MVPD subscriber attrition and the ongoing impact of the removal of partner stations from certain MVPDs related to continued negotiations.
•
Record first quarter digital revenue increased 16.5% year-over-year to approximately $92 million.
o
Revenue growth was primarily due to the inclusion of The CW and year-over-year increases in Nexstar’s local digital advertising revenue and agency services business, which more than offset weakness in ecommerce.
•
Distributions primarily related to our ownership interest in TV Food Network increased 17.1% year-over-year to $226 million, a $33 million increase.
o
$69 million of the distribution this quarter was related to the net proceeds of an accounts receivable securitization (the “Securitization Distribution”) and is excluded from our definitions of Adjusted EBITDA, Attributable Free Cash Flow and Free Cash Flow.
•
On a consolidated basis, first quarter Adjusted EBITDA was $491 million, representing a 39.1% margin, and first quarter attributable free cash flow was $383 million.
o
Adjusted EBITDA is inclusive of losses related to The CW, the impact of lower core and political advertising revenue, increased news expenses related to the expansion of news programming at NewsNation and Nexstar’s local news operations as well as a reduction in the TV Food Network distribution (excluding the Securitization Distribution) related to a softer national advertising market and content investments.
•
Excluding The CW, first quarter Adjusted EBITDA was $566 million, representing a 47.2% margin, and first quarter free cash flow was $438 million, amounting to 77% of Adjusted EBITDA.

Nexstar Media Group, Inc. 05/09/2023	page 4

•
In the first quarter of 2023, the Company used cash flow from operations to:
o
Return $225 million to shareholders through the repurchase of 1,019,940 shares of Nexstar’s common stock at an average price of approximately $171.44 per share for a total of $175 million, and quarterly cash dividend payments of $50 million, and
o
Reduce debt by approximately $31 million.

Debt and Leverage Review

•
The consolidated debt of Nexstar and Mission Broadcasting, Inc., an independently owned variable interest entity, at March 31, 2023 was $6.92 billion, including senior secured debt of $4.21 billion.
•
The Company calculates its leverage ratios in accordance with the terms of its credit agreements which ratios only include Nexstar, excluding The CW Network’s operations and cash balance. As of March 31, 2023, The CW had $49 million of cash on its balance sheet.
o
The Company’s first lien net leverage ratio at March 31, 2023 was 1.73x compared to a covenant of 4.25x.
o
The Company’s total net leverage ratio at March 31, 2023 was 2.92x.

The table below summarizes the Company’s debt obligations (net of financing costs, discounts and/or premiums).

($ in millions)	March 31, 2023	December 31, 2022
Revolving Credit Facilities	$62	$62
First Lien Term Loans	4,149	4,178
5.625% Senior Unsecured Notes due 2027	1,718	1,718
4.75% Senior Unsecured Notes due 2028	994	993
Total Outstanding Debt	$6,923	$6,951

Unrestricted Cash	$413	$204

First Quarter Conference Call

Nexstar will host a conference call at 10:00 a.m. ET today. Senior management will discuss the financial results and host a question-and-answer session. The dial in number for the audio conference call is +1 877-407-9208 or +1 201-493-6784, conference ID 13737773 (domestic and international callers). Participants can also listen to a live webcast of the call through the “Events and Presentations” section under “Investor Relations” on Nexstar’s website at nexstar.tv. A webcast replay will be available for 90 days following the live event at nexstar.tv.

Definitions and Disclosures Regarding non-GAAP Financial Information

Nexstar Media Inc., a wholly-owned subsidiary of the Company, acquired a 75% ownership interest in The CW on September 30, 2022 and designated The CW as an “Unrestricted Subsidiary” as permitted under the terms of its debt agreements. The financial results for The CW are included in the financial presentation herein from that date forward. The financial results of The CW, the Company’s only Unrestricted Subsidiary, and associated eliminations are excluded from the calculation of the Company’s leverage ratio for purposes of compliance with its financial covenant.

Beginning in the fourth quarter of 2022, Nexstar defined Adjusted EBITDA and Free Cash Flow as metrics excluding transaction and one-time expenses. As such, Adjusted EBITDA Before Transaction and Other One-Time Expenses and Free Cash Flow Before Transaction and Other One-Time Expenses descriptions are no longer presented.

Nexstar Media Group, Inc. 05/09/2023	page 5

Adjusted EBITDA is calculated as net income, plus interest expense (net), loss on extinguishment of debt, income tax expense (benefit), depreciation and amortization expense (excluding amortization of broadcast rights for The CW), (gain) loss on asset disposal, transaction and other one-time expenses, impairment charges, (income) loss from equity method investments, distributions from equity method investments and other expense (income), minus reimbursement from the FCC related to station repack and broadcast rights payments (excluding broadcast rights payments for The CW). We consider Adjusted EBITDA to be an indicator of our assets’ operating performance and a measure of our ability to service debt. It is also used by management to identify the cash available for strategic acquisitions and investments, maintain capital assets and fund ongoing operations and working capital needs. We also believe that Adjusted EBITDA is useful to investors and lenders as a measure of valuation and ability to service debt.

Adjusted EBITDA for Nexstar - Excluding The CW Network, LLC is calculated as Consolidated Adjusted EBITDA, less the Adjusted EBITDA of The CW and Eliminations.

Free cash flow is calculated as net income, plus interest expense (net), loss on extinguishment of debt, income tax expense (benefit), depreciation and amortization expense (excluding amortization of broadcast rights for The CW), (gain) loss on asset disposal, stock-based compensation expense, transaction and other one-time expenses, impairment charges, (income) loss from equity method investments, distributions from equity method investments and other expense (income), minus payments for broadcast rights (excluding broadcast rights payments for The CW), cash interest expense, capital expenditures, proceeds from disposals of property and equipment, and operating cash income tax payments. We consider Free Cash Flow to be an indicator of our assets’ operating performance. In addition, this measure is useful to investors because it is frequently used by industry analysts, investors and lenders as a measure of valuation for broadcast companies, although their definitions of Free Cash Flow may differ from our definition.

Attributable Free Cash Flow is calculated as Consolidated Free Cash Flow, less free cash flow of The CW attributable to its noncontrolling interests.

Free Cash Flow for Nexstar - Excluding The CW Network, LLC is calculated as Consolidated Free Cash Flow, less the free cash flow of The CW and Eliminations.

For a reconciliation of these non-GAAP financial measurements to the GAAP financial results cited in this news announcement, please see the supplemental tables at the end of this release.

With respect to our forward-looking guidance, no reconciliation between a non-GAAP measure to the closest corresponding GAAP measure is included in this release because we are unable to quantify certain amounts that would be required to be included in the GAAP measure without unreasonable efforts. We believe such reconciliations would imply a degree of precision that would be confusing or misleading to investors. In particular, a reconciliation of forward-looking Free Cash Flow to the closest corresponding GAAP measure is not available without unreasonable efforts on a forward-looking basis due to the high variability, complexity and low visibility with respect to the charges excluded from these non-GAAP measures. For example, the definition of Free Cash Flow excludes stock-based compensation expenses specific to equity compensation awards that are directly impacted by unpredictable fluctuations in our stock price. In addition, the definition of Free Cash Flow excludes the impact of non-recurring or unusual items such as impairment charges, transaction-related costs and gains or losses on sales of assets which are unpredictable. We expect the variability of these items to have a significant, and potentially unpredictable, impact on our future GAAP financial results.

Nexstar Media Group, Inc. 05/09/2023	page 6

About Nexstar Media Group, Inc.

Nexstar Media Group, Inc. (NASDAQ: NXST) is a leading diversified media company that produces and distributes engaging local and national news, sports and entertainment content across television, streaming and digital platforms, including nearly 300,000 hours of original video content each year. Nexstar owns America’s largest local broadcasting group comprised of top network affiliates, with 200 owned or partner stations in 116 U.S. markets reaching 212 million people. Nexstar’s national television properties include The CW, America’s fifth major broadcast network, NewsNation, America’s fastest-growing national news and entertainment cable network reaching 70 million television homes, popular entertainment multicast networks Antenna TV and Rewind TV, and a 31.3% ownership stake in TV Food Network. The Company’s portfolio of digital assets, including The Hill and BestReviews, are collectively a Top 10 U.S. digital news and information property. In addition to delivering exceptional content and service to our communities, Nexstar provides premium multiplatform and video-on-demand advertising opportunities at scale for businesses and brands seeking to leverage the strong consumer engagement of our compelling content offering. For more information, please visit nexstar.tv.

Forward-Looking Statements

This communication includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Forward-looking statements include information preceded by, followed by, or that includes the words "guidance," "believes," "expects," "anticipates," "could," or similar expressions. For these statements, Nexstar claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this communication, concerning, among other things, future financial performance, including changes in net revenue, cash flow and operating expenses, involve risks and uncertainties, and are subject to change based on various important factors, including the impact of changes in national and regional economies, the ability to service and refinance our outstanding debt, successful integration of business acquisitions (including achievement of synergies and cost reductions), pricing fluctuations in local and national advertising, future regulatory actions and conditions in the television stations' operating areas, competition from others in the broadcast television markets, volatility in programming costs, the effects of governmental regulation of broadcasting, industry consolidation, technological developments and major world news events. Nexstar undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this communication might not occur. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this release. For more details on factors that could affect these expectations, please see Nexstar’s other filings with the Securities and Exchange Commission.

Investor Contacts:	Media Contact:
Thomas E. Carter President and Chief Operating Officer Nexstar Media Group, Inc. 972/373-8800	Gary Weitman EVP and Chief Communications Officer Nexstar Media Group, Inc. 972/373-8800 or gweitman@nexstar.tv
Lee Ann Gliha Executive Vice President and Chief Financial Officer Nexstar Media Group, Inc. 972/373-8800
Joseph Jaffoni or Jennifer Neuman
JCIR
212/835-8500 or nxst@jcir.com

Nexstar Media Group, Inc. 05/09/2023	page 7

Nexstar Media Group, Inc.

Condensed Consolidated Statements of Operations

(in millions, except for share and per share amounts, unaudited)

	Three Months Ended March 31,
	2023	2022
Net revenue	$1,257	$1,210

Operating expenses (income):
Direct operating expenses	538	490
Selling, general and administrative expenses, excluding corporate	218	201
Corporate expenses	48	47
Depreciation and amortization expense	249	145
Other	-	(2)
Total operating expenses	1,053	881
Income from operations	204	329
Income from equity method investments, net	25	38
Interest expense, net	(107)	(69)
Pension and other postretirement plans credit, net	9	11
Other expenses, net	(1)	(5)
Income before income taxes	130	304
Income tax expense	(42)	(52)
Net income	88	252
Net loss attributable to noncontrolling interests	23	-
Net income attributable to Nexstar Media Group, Inc.	$111	$252

Net income per common share attributable to Nexstar Media Group, Inc.:
Basic	$3.03	$6.15
Diluted	$2.97	$5.99

Weighted average number of common shares outstanding:
Basic (in thousands)	36,718	40,945
Diluted (in thousands)	37,448	41,984

Nexstar Media Group, Inc. 05/09/2023	page 8

Nexstar Media Group, Inc.

Reconciliation of Adjusted EBITDA (Non-GAAP Measure)

($ in millions, unaudited)

	Three Months Ended March 31, 2023				Three Months Ended March 31, 2022
Adjusted EBITDA:	Nexstar, Ex-The CW	The CW	Eliminations and Other	Consolidated	Nexstar, Ex-The CW	The CW	Eliminations and Other	Consolidated
Net income (loss)	$171	$(83)	$-	$88	$252	$-	$-	$252

Add (Less):
Interest expense (income), net	108	(1)	-	107	69	-	-	69
Income tax expense	42	-	-	42	52	-	-	52
Depreciation and amortization expense(1)	140	2	-	142	145	-	-	145
Stock-based compensation expense	14	-	-	14	13	-	-	13
Gain on asset disposal and operating lease terminations, net	(1)	-	-	(1)	-	-	-	-
Transaction and other one-time expenses	-	7	-	7	2	-	-	2
Income from equity method investments, net	(25)	-	-	(25)	(38)	-	-	(38)
Distributions from equity method investments(2)	157	-	-	157	193	-	-	193
Pension and other postretirement plans credit, net	(9)	-	-	(9)	(11)	-	-	(11)
Other non-operating expenses, net	1	-	-	1	5	-	-	5
Reimbursement from the FCC related to station repack	-	-	-	-	(2)	-	-	(2)
Payments for broadcast rights(1)	(27)	-	-	(27)	(33)	-	-	(33)
Adjusted EBITDA before transaction, one-time and other non-cash items	571	(75)	-	496	647	-	-	647
Margin %	47.6%	(123.0%)	-	39.5%	53.5%	-	-	53.5%

Less: Transaction and other one-time expenses	-	(7)	-	(7)	(2)	-	-	(2)
Adjusted EBITDA before non-cash and other items	571	(82)	-	489	645	-	-	645
Margin %	47.6%	(134.4%)	-	38.9%	53.3%	-	-	53.3%

Add (Less):
Stock-based compensation expense	(14)	-	-	(14)	(13)	-	-	(13)
Pension and other postretirement plans credit, net	9	-	-	9	11	-	-	11
Transaction and other one-time expenses	-	7	-	7	2	-	-	2
Adjusted EBITDA	$566	$(75)	$-	$491	$645	$-	$-	$645
Margin %	47.2%	(123.0%)	-	39.1%	53.3%	-	-	53.3%

Net revenue	$1,200	$61	$(4)	$1,257	$1,210	$-	$-	$1,210

_____________________

(1)
Only the columns including The CW do not adjust for amortization of broadcast rights (already deducted from Net Income) and payments for broadcast rights (i.e. programming payments). Because The CW licenses original programming, the programming payments precede the airing of the content as the content is being produced. Because these licenses are typically only on a season-by-season basis, The CW does not adjust for these timing differences.
(2)
Excludes Q1 2023 distribution received from our investment in TV Food Network LLC of $69 million related to its accounts receivable securitization program.

Nexstar Media Group, Inc. 05/09/2023	page 9

Nexstar Media Group, Inc.

Reconciliation of Free Cash Flow (Non-GAAP Measure)

($ in millions, unaudited)

	Three Months Ended March 31, 2023				Three Months Ended March 31, 2022
Free Cash Flow:	Nexstar, Ex-The CW	The CW	Eliminations and Other	Consolidated	Nexstar, Ex-The CW	The CW	Eliminations and Other	Consolidated
Net income (loss)	$171	$(83)	$-	$88	$252	$-	$-	$252

Add (Less):
Interest expense (income), net	108	(1)	-	107	69	-	-	69
Income tax expense	42	-	-	42	52	-	-	52
Depreciation and amortization expense(1)	140	2	-	142	145	-	-	145
Stock-based compensation expense	14	-	-	14	13	-	-	13
Gain on asset disposal and operating lease terminations, net	(1)	-	-	(1)	-	-	-	-
Transaction and other one-time expenses	-	7	-	7	2	-	-	2
Income from equity method investments, net	(25)	-	-	(25)	(38)	-	-	(38)
Distributions from equity method investments(2)	157	-	-	157	193	-	-	193
Pension and other postretirement plans credit, net	(9)	-	-	(9)	(11)	-	-	(11)
Other non-operating expenses, net	1	-	-	1	5	-	-	5
Payments for broadcast rights(1)	(27)	-	-	(27)	(33)	-	-	(33)
Cash interest (expense) income, net	(105)	1	-	(104)	(66)	-	-	(66)
Capital expenditures, excluding station repack and CVR spectrum	(36)	-	-	(36)	(28)	-	-	(28)
Capital expenditures related to station repack	-	-	-	-	(1)	-	-	(1)
Proceeds from disposal of assets	1	-	-	1	-	-	-	-
Operating cash income tax (payments) benefit, net	(2)	-	-	(2)	(3)	-	-	(3)

Free cash flow before transaction, one-time and other non-cash items	429	(74)	-	355	551	-	-	551

Less: Transaction and other one-time expenses	-	(7)	-	(7)	(2)	-	-	(2)

Free cash flow before non-cash and other items	429	(81)	-	348	549	-	-	549

Add: Pension and other postretirement plans credit, net	9	-	-	9	11	-	-	11
Transaction and other one-time expenses	-	7	-	7	2	-	-	2

Free cash flow	$438	$(74)	$-	$364	$562	$-	$-	$562

Less: Free cash flow attributable to noncontrolling interests	-	(19)	-	(19)	-	-	-	-

Attributable free cash flow(3)	$438	$(55)	$-	$383	$562	$-	$-	$562

_____________________

(1)
Only the columns including The CW do not adjust for amortization of broadcast rights (already deducted from Net Income) and payments for broadcast rights (i.e. programming payments). Because The CW licenses original programming, the programming payments precede the airing of the content as the content is being produced. Because these licenses are typically only on a season-by-season basis, The CW does not adjust for these timing differences.
(2)
Excludes Q1 2023 distribution received from our investment in TV Food Network LLC of $69 million related to its accounts receivable securitization program.
(3)
The columns including The CW, reflect the Company’s 75% ownership interest in The CW multiplied by The CW’s pre-tax free cash flow; For Nexstar, Ex-The CW column, reflects 100% of the Company’s free cash flow, as defined.

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